Exhibit 99.1
Autoliv Enters into License Agreement

(Stockholm, December 2, 2003) --- Autoliv's wholly-owned subsidiary OEA, Inc. has received $35 million as a one-time consideration for past and future use of certain initiator and inflator technologies.

In the current quarter, Autoliv considers to make provisions for warranty and contractual issues. If the provisions are made, the combined effect of the license agreement and the provisions will be an increase of Autoliv's pre-tax profit in the fourth quarter by approximately $15 million.

Inquiries:
Lars Westerberg, President & CEO, Autoliv Inc. Tel +81 (90) 4369-6999
Mats Ödman, Dir. Corp. Comm., Autoliv Inc. Tel +46 (708) 32 09 33

Autoliv Inc. develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures Autoliv has 80 facilities with over 35,000 employees in 30 vehicle-producing countries. In addition, the company has technical centers in nine countries around the world, including 20 test tracks, more than any other automotive safety supplier. Sales in 2002 amounted to US $4.4 billion. The Company's shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OM Stockholm Stock Exchange (SSE: ALIV).